Exhibit 5.1

[Corn Products International Letterhead]

July 16, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	500,000 Shares of Common Stock for the Corn Products International, Inc. Retirement Savings Plan for Mapleton Hourly Employees

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Corn Products International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 500,000 shares of the Company’s common stock, $0.01 par value per share, (the “Common Stock”) in connection with the Corn Products International, Inc. Retirement Savings Plan for Mapleton Hourly Employees (the “Plan”).

I am the Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company and I am familiar with the proceedings to date with respect to the proposed issuance of the Common Stock under the Plan. In this regard, I or attorneys working under my direction have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2. All necessary corporate proceedings have been taken to authorize the issuance of the shares of Common Stock being registered under the Registration Statement, and all such shares of Common Stock acquired by Fidelity Management Trust Company, as trustee under the Master Trust Agreement, dated as of January 1, 1998, as amended by First Amendment to Trust Agreement dated as of December 15, 1998, Second Amendment to Trust Agreement dated as of January 1, 1999, Amendment to Trust Agreement dated as of October 8, 2001 and Fourth Amendment to Trust Agreement dated as of May 1, 2008 (the “Master Trust Agreement”) relating to the Plan and as trustee under the Plan, in accordance with the Master Trust Agreement and the Plan will be legally issued, fully paid and non-assessable when the Registration Statement shall have become effective and the Company shall have received therefor the consideration provided in the Plan (but not less than the par value thereof).

This opinion letter is limited to the General Corporation Law of the State of Delaware.

The Company has submitted to the Plan to the Internal Revenue Service (“IRS”) in a timely manner and will make any changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Mary Ann Hynes
Mary Ann Hynes
Vice President, General Counsel and Corporate Secretary